UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2009

Jacobs Engineering Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

1111 S. Arroyo Parkway, Pasadena, California 91105
(Address of principal executive offices) (Zip code)

Registrant’s telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 30, 2009, the Board of Directors of Jacobs Engineering Group Inc. (the “Company”) elected Peter J. Robertson as a Class I director of the Company to fill the newly created board seat referenced below. Mr. Robertson, who has been affirmatively determined by the Board to be an independent director under the independence standards of the New York Stock Exchange and the Company’s guidelines for determining independence, as well as the Securities and Exchange Commission’s rules regarding independence of Audit Committee members, will also serve on the Board’s Audit Committee. Pursuant to the Company’s charter and bylaws, Mr. Robertson will stand for re-election at the Company’s 2010 Annual Meeting of Shareholders.

In connection with his election, and pursuant to the terms of the Company’s 1999 Outside Director Stock Plan (the “Plan”), Mr. Robertson received an option to purchase 4,000 shares of the Company’s common stock on August 1, 2009 with an exercise price equal to the fair market value of the Company’s common stock as provided in the Plan. Mr. Robertson will also receive the standard, annual compensation for the Company’s non-management directors. This annual compensation includes (i) a cash retainer in the amount of $60,000 per year, (ii) a fee of $1,500 for each meeting of the Board and any committee on which he serves that he attends, (iii) pursuant to the Plan, an award of 1,000 shares of restricted stock or restricted stock units, and (iv) pursuant to the Plan, an option to purchase 2,500 shares of the Company’s common stock on the first day of March (beginning March 1, 2010) with an exercise price equal to the fair market value of the Company’s common stock as provided in the Plan.

Mr. Robertson was previously employed by Chevron Corporation, one of the Company’s clients. He served most recently as Chevron’s Vice Chairman until his retirement effective April 1, 2009. The Company provides various professional services to Chevron, including engineering, procurement, construction, and maintenance services on an ongoing basis. To date, for fiscal year 2009, the Company has generated less than $80 million in aggregate revenues from its arrangements with Chevron. Mr. Robertson’s interest in these transactions arose solely as a result of his employment as Vice Chairman of Chevron and as a director and shareholder of Chevron.

There were no understandings or other agreements or arrangements between Mr. Robertson and any other person pursuant to which Mr. Robertson was elected as a director of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of July 30, 2009, the Board of Directors amended and restated the Company’s bylaws to amend Section 3.02 to provide for an increase the number of authorized directors from eleven to twelve. No other changes were made to the bylaws. The foregoing summary is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Bylaws dated July 30, 2009

99.1	Press Release dated July 30, 2009 announcing the election of Peter J. Robertson to the Company’s Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:	/s/ John W. Prosser, Jr.
Name:	John W. Prosser, Jr.
Title:	Executive Vice President
Finance and Administration

Date: August 3, 2009

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